UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                       SCHEDULE 13D

        Under the Securities Exchange Act of 1934
                  (Amendment No. 7)*

                Strawbridge & Clothier (STRWA)
                      (Name of Issuer)

             Common Stock, par value $1.00
            (Title of Class of Securities)

                  CUSIP No. 863200101
                     (CUSIP Number)

                     Thomas F. Steyer
            Farallon Capital Management, L.L.C.
              One Maritime Plaza, Suite 1325
             San Francisco, California  94111
                      (415) 421-2132

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                    March 18, 1997
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule
13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     667,500

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     667,500

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     667,500


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     6.3%

14   Type of Reporting Person*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    With Sole Voting Power

     -0-

8    Shared Voting Power

     650,831

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     650,831

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     650,831


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     6.1%

14   Type of Reporting Person*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners II, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     California

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     136,300

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     136,300

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     136,300


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     1.3%

14   Type of Reporting Person*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                               SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Institutional Partners III, L.P.

2    Check the Appropriate Box if a Member of a Group*
     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

Number of Shares Beneficially Owned By Each Reporting
Person

7    With Sole Voting Power

     -0-

8    Shared Voting Power

     59,269

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     59,269

11   Aggregate Amount Beneficially Owned By Each
     Reporting Person

     59,269

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     0.6%

14   Type of Reporting Person*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Tinicum Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     WC, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     New York

Number of Shares Beneficially Owned By Each Reporting
Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     122,600

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     122,600

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     122,600


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     1.2%

14   Type of Reporting Person*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Management, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b)  /x/

3    SEC Use Only

4    Source of Funds*

     00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

Number of Shares Beneficially Owned By Each Reporting
Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     382,700

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     382,700

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     382,700


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     3.6%

14   Type of Reporting Person*

     IA,00

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b)  /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Delaware

Number of Shares Beneficially Owned By Each Reporting
Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,636,500

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,636,500

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     1,636,500


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     15.4%

14   Type of Reporting Person*

     00

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Enrique H. Boilini

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b)  /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     Argentina

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b)  /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     South Africa

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     1,636,500

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     1,636,500

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     1,636,500


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     15.4%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13  Percent of Class Represented by Amount in Row (11)

    19.0%

14  Type of Reporting Person*

    IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                      SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200


12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13   Percent of Class Represented by Amount in Row (11)

     19.0%

14   Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13D

CUSIP No. 863200101

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)
     (b) /x/

3    SEC Use Only

4    Source of Funds*

     AF, 00

5    Check Box if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)

6    Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned By Each Reporting
     Person With

7    Sole Voting Power

     -0-

8    Shared Voting Power

     2,019,200

9    Sole Dispositive Power

     -0-

10   Shared Dispositive Power

     2,019,200

11 Aggregate Amount Beneficially Owned By Each Report-ing Person

     2,019,200

12   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

13  Percent of Class Represented by Amount in Row (11)

    19.0%

14  Type of Reporting Person*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

     This Amendment No. 7 to Schedule 13D amends the
Schedule 13D initially filed on June 28, 1996
(collectively, with all amendments thereto, the "Schedule
13D").

Item 3.  Source and Amount of Funds and Other
Consideration.

     Item 3 as reported on Schedule 13D is hereby amended and supplemented by the following:

     The net investment cost (including commissions) is $588,737 for the 35,600 Shares acquired by FCP since the filing of the prior Schedule 13D, $555,212 for the 33,000 shares acquired by FCIP since the filing of the prior
Schedule 13D, $88,475 for the 5,300 Shares acquired by
FCIP II since the filing of the prior Schedule 13D, $57,700 for the 3,500 shares acquired by FCIP III since the filing of the prior Schedule 13D, $83,713 for the 5,000 Shares acquired by Tinicum since the filing of the prior Schedule 13D and $647,373 for the 38,200 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II, and FCIP
III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman Sachs & Co.; and (iii) with respect to FCP and
Tinicum, from working capital, from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman Sachs & Co. and/or from borrowings pursuant to separate revolving credit agreements (the "Credit
Agreements") entered into by each of FCP and Tinicum with ING (U.S.) Capital Corporation ("ING"). FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest in Securities of the Issuer.

     Item 5 as reported on Schedule 13D is hereby amended and restated in its entirety as follows:

     A.   Farallon Capital Partners, L.P.

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the 10,636,184 Shares outstanding as of December 12, 1996, as reported by the Company in the Company's Form 10Q for the period ended November 2, 1996.

     (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior
Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

     B.   Farallon Capital Institutional Partners, L.P.

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior
Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transac-tions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.
PAGE

     (e)  Not applicable.

     C.   Farallon Capital Institutional Partners II,
          L.P.

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior
Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transac-tions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

     D.   Farallon Capital Institutional Partners III,
L.P.

          (a)(b)  The information set forth in Rows 7, 8,
9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

          (c)  The trading dates, number of Shares
purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference.
All of such transactions were open-market transactions.

          (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

          (e)  Not applicable.

     E.   Tinicum Partners, L.P.

PAGE

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares since the filing of the prior
Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

     F.   Farallon Capital Management, L.L.C.

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The trading dates, number of Shares purchased or sold and the price per Share for all purchases and sales of the Shares by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC, and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e)  Not applicable.

     G.   Farallon Partners, L.L.C.

     (a), (b)  The information set forth in rows 7, 8, 9,
10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

PAGE

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham and Moore are managing members of FPLLC.

     (e)  Not applicable.

     H.   Enrique H. Boilini

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     I.   David I. Cohen

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     J.   Joseph F. Downes

PAGE

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     K.   Fleur E. Fairman

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
Fairman is a managing member of FPLLC.

     (e)  Not applicable.

     L.   Jason M. Fish

    (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

PAGE

     M.   Andrew B. Fremder

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     N.   William F. Mellin

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     O.   Stephen L. Millham

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to

PAGE
direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     P.   Meridee A. Moore

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

     Q.   Thomas F. Steyer

     (a), (b)  The information set forth in Rows 7, 8, 9,
10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as the General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares.
FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e)  Not applicable.

PAGE

     The Shares reported hereby for FCP, FCIP, FCIP II,
FCIP III, Tinicum and the Managed Accounts are owned directly by such entities. Each of Boilini, Cohen, Downes, Fremder, Fish, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares other than the Shares owned by the Managed Accounts.
FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish,
Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

PAGE

                     SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 1997


                    /S/ THOMAS F. STEYER
                    ____________________________________
                    FARALLON PARTNERS, L.L.C., on its
                    own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS, L.P., FARALLON CAPITAL
                    INSTITUTIONAL PARTNERS II, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL
                    PARTNERS III, L.P., and
                    TINICUM PARTNERS, L.P.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /S/ THOMAS F. STEYER
                    ____________________________________
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Thomas F. Steyer,
                    Senior Managing Member


                    /S/ THOMAS F. STEYER
                    ____________________________________
                    Thomas F. Steyer, individually and as
                    attorney-in-fact for each of Enrique
                    H. Boilini, David I. Cohen, Joseph F.
                    Downes, Fleur E. Fairman, Jason M.
                    Fish, Andrew B. Fremder, William F.
                    Mellin, Stephen L. Millham, and
                    Meridee A. Moore.



PAGE

                                                 ANNEX 1
     Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below, with respect to each managing member of FCMLLC and FPLLC, is the following: (a) name;
(b) business address; (c) principal occupation; and (d) citizenship.

1.    (a)    Farallon Capital Management, L.L.C.
      (b)    One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Serves as investment adviser to various
             managed accounts.
      (d)    Delaware limited liability company
      (e)    Managing Members: Thomas F. Steyer, Senior
             Managing Member; Enrique H. Boilini, David
             I. Cohen, Joseph F. Downes, Jason M. Fish,
             Andrew B. Fremder, William F. Mellin,
             Stephen L. Millham and Meridee A. Moore,
             Managing Members.

2.    (a)    Farallon Partners, L.L.C.
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Serves as general partner to investment
             partnerships
      (d)    Delaware limited liability company
      (e)    Managing Members:  Thomas F. Steyer, Senior
             Managing Member; Enrique H. Boilini, David
             I. Cohen, Joseph F. Downes, Fleur E.
             Fairman, Jason M. Fish, Andrew B. Fremder,
             William F. Mellin, Stephen L. Millham and
             Meridee A. Moore, Managing Members.

3.    (a)    Enrique H. Boilini
      (b)    c/o Farallon Capital Management, L.L.C.
             75 Holly Hill Lane
             Greenwich, CT  06830
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    Argentinean Citizen

4.    (a)    David I. Cohen
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    South African Citizen
PAGE

5.    (a)    Joseph F. Downes
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

6.    (a)    Fleur E. Fairman
      (b)    993 Park Avenue
             New York, New York 10028
      (c)    Managing Member of Farallon Partners,
             L.L.C.
      (d)    United States Citizen

7.    (a)    Jason M. Fish
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

8.    (a)    Andrew B. Fremder
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

9.    (a)    William F. Mellin
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

10.   (a)    Stephen L. Millham
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen
PAGE

11.   (a)    Meridee A. Moore
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Managing Member of Farallon Partners,
             L.L.C.; Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

12.   (a)    Thomas F. Steyer
      (b)    c/o Farallon Capital Management, L.L.C.
             One Maritime Plaza, Suite 1325
             San Francisco, CA  94111
      (c)    Senior Managing Member of Farallon Partners,
             L.L.C.; Senior Managing Member of Farallon
             Capital Management, L.L.C.
      (d)    United States Citizen

PAGE

                         SCHEDULE A

              FARALLON CAPITAL PARTNERS, L.P.


                     NO. OF SHARES         PRICE
     TRADE DATE        PURCHASED           PER SHARE
                                          (including
                                          commission)


      1/14/97           3,400               $14.81

      2/3/97            3,500               $15.00

      2/13/97           2,000               $16.13

      2/19/97           3,600               $15.88

      3/6/97            5,900               $16.54

      3/10/97           1,100               $16.55

      3/11/97           1,000               $16.55

      3/12/97           1,200               $16.55

      3/18/97             800               $17.30

      3/18/97          12,100               $17.56

      3/19/97           1,000               $17.94



PAGE

                         SCHEDULE B
       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

                   NO. OF SHARES            PRICE
   TRADE            PURCHASED              PER SHARE
   DATE                                    (including
                                            commission)


  1/14/97            2,700                   $14.81

  2/13/97            1,100                   $16.12

  2/19/97            3,000                   $15.88

  3/6/97             4,800                   $16.54

  3/10/97            1,000                   $16.55

  3/11/97            1,200                   $16.55

  3/12/97            1,300                   $16.55

  3/14/97            2,000                   $16.55

  3/18/97              800                   $17.30

  3/18/97           14,000                   $17.56

  3/19/97            1,100                   $17.94

                         SCHEDULE C
      FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                     NO. OF SHARES         PRICE
     TRADE DATE        PURCHASED           PER SHARE
                                          (including
                                          commission)


      1/14/97           500                 $14.81

      2/13/97           300                 $16.12

      2/19/97           900                 $15.87

      3/6/97          1,100                 $16.54

      3/12/97           200                 $16.55

      3/18/97           100                 $17.30

      3/18/97         2,000                 $17.56

      3/19/97           200                 $17.94

                      SCHEDULE D


   FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                             PRICE
                    NO. OF SHARES            PER SHARE
TRADE DATE          PURCHASED               (including
                                             commission)


   1/14/97               600                  $14.81

   2/3/97                500                  $15.00

   2/19/97               200                  $15.88

   3/6/97                400                  $16.54

   3/12/97               100                  $16.55

   3/18/97               100                  $17.30

   3/18/97             1,500                  $17.56

   3/19/97               100                  $17.94

                         SCHEDULE E

                 TINICUM PARTNERS, L.P.


                     NO. OF SHARES         PRICE
     TRADE DATE        PURCHASED           PER SHARE
                                          (including
                                          commission)


      1/14/97             500                $14.81

      2/13/97             300                $16.12

      2/19/97             600                $15.88

      3/6/97            1,100                $16.54

      3/12/97             200                $16.55

      3/18/97             100                $17.30

      3/18/97           2,000                $17.56

      3/19/97             200                $17.94



PAGE

                         SCHEDULE F

             FARALLON CAPITAL MANAGEMENT, L.L.C.


                     NO. OF SHARES         PRICE
     TRADE DATE        PURCHASED           PER SHARE
                                          (including
                                          commission)


       1/14/97          1,800               $14.81

       2/3/97           1,000               $15.00

       2/13/97          1,000               $16.13

       2/19/97          2,000               $15.88

       3/6/97           3,500               $16.54

       3/11/97          1,000               $16.55

       3/12/97          1,300               $16.55

       3/14/97            900               $16.55

       3/18/97            800               $17.30

       3/18/97         14,000               $17.56

       3/19/97         26,906               $17.94

       3/25/97            500               $18.17

       1/14/97            100               $14.81

       2/19/97            100               $15.88

       3/6/97             200               $16.54

       3/12/97            100               $16.55

       3/18/97            100               $17.30

       3/18/97          1,000               $17.56

PAGE

                       SCHEDULE F (cont'd.)

             FARALLON CAPITAL MANAGEMENT, L.L.C.



       3/19/97          1,794               $17.94

       1/14/97            400               $14.81

       2/13/97            300               $16.13

       2/19/97            600               $15.88

       3/6/97           1,500               $16.54

       3/12/97            300               $16.55

       3/18/97            200               $17.30

       3/18/97          3,500               $17.61

       3/19/97            400               $17.94


